EXHIBIT 4.23

CONFIRMATION

TO:	Alberta Securities Commission
British Columbia Securities Commission
Financial and Consumer Affairs Authority of Saskatchewan, Securities Division The Manitoba Securities Commission
Ontario Securities Commission
Financial and Consumer Services Commission (New Brunswick) Nova Scotia Securities Commission
Superintendent of Securities, Prince Edward Island Superintendent of Securities, Newfoundland and Labrador

RE:	Filer’s Confirmation provided pursuant to Subsection 7.2(2) of National Policy 11-202 – Process for Prospectus Reviews in Multiple Jurisdictions

The undersigned, for and on behalf of Faraday Copper Corp. (the “Issuer”), referred to in the preliminary short form base shelf prospectus of the Issuer dated October 25, 2022, confirms that, to the best of his knowledge and belief:

(a)	materials (including all required translations) have been filed with, and the required fees have been paid to, the principal regulator and all non- principal regulators;

(b)	the Issuer has delivered all documents required to be delivered under the securities legislation of each jurisdiction in which the Issuer filed the materials; and

(c)	the Issuer is not subject to a cease trade order issued by the regulator of any jurisdiction in which the Issuer filed the materials.

Subsections (d), (e), (f) and (g) of Part 7.2(2) of NP 11-202 are not applicable to the Issuer.

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Dated on October 25, 2022

VOX ROYALTY CORP.

By:	/s/ Pascal Attard
Pascal Attard Chief Financial Officer

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